Exhibit 99.1

Theriva Biologics Announces Orphan Drug Designation Granted by the U.S. FDA for VCN-01 for the Treatment of Pancreatic Cancer

Rockville, MD, July 27, 2023 – Theriva Biologics (NYSE American: TOVX), (“Theriva” or the “Company”), a clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need, today announced that the U.S. Food and Drug Administration (FDA) has granted orphan drug designation to lead clinical candidate VCN-01, Theriva’s systemic, selective, stroma-degrading oncolytic adenovirus for the treatment of pancreatic cancer. In VIRAGE, the ongoing multinational Phase 2b clinical study, intravenous VCN-01 is being evaluated in combination with standard-of-care (SoC) chemotherapy (gemcitabine/nab-paclitaxel) as a first line therapy for patients with pancreatic ductal adenocarcinoma (PDAC). Previously, the FDA granted orphan drug designation to VCN-01 for treatment of retinoblastoma.

“The FDA’s decision to grant orphan drug designation to VCN-01 highlights the urgent need for new treatment options for patients with PDAC, which has one of the lowest survival rates among all cancers,” said Steven A. Shallcross, Chief Executive Officer of Theriva Biologics. “Efforts to improve upon the standard of care treatment have largely stalled, despite the growing incidence of PDAC, and the need for novel therapies in this indication is acute. The growing clinical data that underscore VCN-01’s multiple modes of action and the compelling clinical outcomes observed in Phase 1 studies of VCN-01 in combination with chemotherapy or immunotherapy in patients with PDAC and other solid tumors, give us confidence that VCN-01 has the potential to address this unmet medical need.”

The FDA’s Office of Orphan Products Development grants orphan status to drugs being developed to treat, diagnose, or prevent a rare disease or condition affecting fewer than 200,000 people in the United States. Orphan Drug Designation is designed to provide drug developers with various benefits to support the development of novel drugs, including the potential for market exclusivity for seven years upon FDA approval, eligibility for tax credits for qualified clinical trials, waiver of application fees, reduced annual product fees, clinical protocol assistance and potential qualification for expedited development programs.

About VCN-01

VCN-01 is a systemically administered oncolytic adenovirus designed to selectively and aggressively replicate within tumor cells and degrade the tumor stroma that serves as a significant physical and immunosuppressive barrier to cancer treatment. This unique mode-of-action enables VCN-01 to exert multiple antitumor effects by (i) selectively infecting and lysing tumor cells; (ii) enhancing the access and perfusion of co-administered chemotherapy products; and (iii) increasing tumor immunogenicity and exposing the tumor to the patient’s immune system and co-administered immunotherapy products. Systemic administration enables VCN-01 to exert its actions on both the primary tumor and metastases. VCN-01 has been administered to over 80 patients in Phase 1 and investigator-sponsored clinical trials of different cancers, including PDAC (in combination with chemotherapy), head and neck squamous cell carcinoma (with an immune checkpoint inhibitor), ovarian cancer (with CAR-T cell therapy), colorectal cancer, and retinoblastoma (by intravitreal injection). More information on these clinical trials is available at Clinicaltrials.gov.

About VIRAGE

VIRAGE is a two-arm Phase 2b open-label, randomized, controlled, multicenter clinical trial in patients with histologically confirmed, newly-diagnosed metastatic PDAC. VIRAGE is expected to enroll up to 92 adult participants at up to 25 sites across the US and Europe. In both the control and treatment arms, patients will receive gemcitabine/nab-paclitaxel standard of care chemotherapy over 28-day cycles. In the treatment arm only, patients will also receive systemically administered VCN-01 seven-days prior to the first and fourth cycles of gemcitabine/nab-paclitaxel treatment. Primary endpoints for the trial include overall survival and VCN-01 safety/tolerability. Additional endpoints include progression free survival, objective response rate, and measures of biodistribution, VCN-01 replication, and immune response. Since this is an open label trial, progress will be monitored very closely and steps to accelerate the clinical program may be implemented if supported by the emerging data. More information about the trial is available on Clinicaltrials.gov (NCT05673811), through the Spanish Clinical Trials Registry and European Union Drug Regulating Authorities Clinical Trials Database (EudraCT Number: 2022-000897-24).

About Theriva Biologics, Inc.

Theriva Biologics (NYSE American: TOVX), is a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need. The Company’s wholly-owned Spanish subsidiary Theriva Biologics, S.L., has been developing a new oncolytic adenovirus platform designed for intravenous (IV), intravitreal and antitumoral delivery to trigger tumor cell death, improve access of co-administered cancer therapies to the tumor, and promote a robust and sustained anti-tumor response by the patient’s immune system. In addition to VCN-01, the Company’s clinical-stage candidates include (1) SYN-004 (ribaxamase) which is designed to degrade certain commonly used IV beta-lactam antibiotics within the gastrointestinal (GI) tract to prevent microbiome damage, thereby limiting overgrowth of pathogenic organisms such as VRE (vancomycin resistant Enterococci) and reducing the incidence and severity of acute graft-versus-host-disease (aGVHD) in allogeneic hematopoietic cell transplant (HCT) recipients); and (2) SYN-020, a recombinant oral formulation of the enzyme intestinal alkaline phosphatase (IAP) produced under cGMP conditions and intended to treat both local GI and systemic diseases. For more information, please visit Theriva Biologics’ website at www.therivabio.com.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, and include statements regarding VCN-01’s potential to address the unmet medical need for treatments for PDAC, the potential benefits of orphan drug designation including the potential for market exclusivity for seven years upon FDA approval, eligibility for tax credits for qualified clinical trials, waiver of application fees, reduced annual product fees, clinical protocol assistance and potential qualification for expedited development, expected to enrollment of the Virage of up to 92 adult participants at up to 25 sites across the US and Europe. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to address the unmet medical needs for treatment of PDAC, the Company’s ability to take advantage of the potential benefits of orphan drug designation, the Company’s ability to reach clinical milestones when anticipated, the Company’s ability to successfully operate the combined US and Spanish business entities , the Company’s product candidates demonstrating safety and effectiveness, as well as results that are consistent with prior results; the ability to complete clinical trials on time and achieve the desired results and benefits, continuing clinical trial enrollment as expected; the ability to obtain regulatory approval for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to the Company’s ability to promote or commercialize their product candidates for the specific indications, acceptance of product candidates in the marketplace and the successful development, marketing or sale of the Company’s products, developments by competitors that render such products obsolete or non-competitive, the Company’s ability to maintain license agreements, the continued maintenance and growth of the Company’s patent estate, the ability to continue to remain well financed and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and Theriva Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Investor Relations:

Chris Calabrese

LifeSci Advisors, LLC

ccalabrese@lifesciadvisors.com

917-680-5608